Exhibit 21

                      Subsidiaries as of March 31, 2001




Name                                     Domicile   Formation date
----                                     ---------  ---------------

WHY USA North America, Inc. (1)          Wisconsin  July 1, 1998
Northwest Financial, Ltd.                Minnesota  October 20, 1998
Advantage Realty of Janesville, Inc.(2)  Wisconsin  September 30, 2000
WHY USA Subsidiary No. 1, Inc.           Minnesota  January 11, 2001
America's Cashline Corporation (3)      Michigan   September 9, 1998

(1) a wholly owned subsidiary of Northwest Financial, Ltd.
(2) doing business as WHY USA Advantage Realty of Janesville
(3) a wholly owned subsidiary of WHY USA Subsidiary No. 1, Inc.